Exhibit 5.1

Bon Natural Life Limited c/o - Offices of Vistra (Cayman) Limited P.O. Box 31119 Grand Pavilion, Hibiscus Way 802 West Bay Road Grand Cayman, KY1-1205 Cayman Island	D +852 3656 6054/ 3656 6061
E: nathan.powell@ogier.com/ florence.chan@ogier.com

Reference: FYC/ACG/180371.00002
31 March 2025

Dear Sirs

Bon Natural Life Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the Form S-8), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) on or about the date hereof. The Form S-8 relates to the registration under the Securities Act of the class A ordinary shares of par value of USD0.001 each to be issued pursuant to the Company’s 2024 Equity Incentive Plan as approved by the board of directors of the Company on 19 February 2024 and the shareholders of the Company on 9 March 2024 (the 2024 Equity Incentive Plan), but which shall not exceed more than 20% of the total of (a) the issued and outstanding shares of the Company and (b) all shares issuable upon conversion or exercise of any outstanding securities of the Company which are convertible or exercisable into shares under the terms thereof.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 11 December 2019 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the third amended and restated memorandum and articles of association as adopted by special resolution passed on 16 January 2025 (the Memorandum and Articles);

(c)	a certificate of good standing dated 26 February 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li** Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(d)	the register of directors and officers of the Company dated 17 March 2025 (the Register of Directors);

(e)	the shareholder list of the Company provided by the transfer agent of the Company as at 28 March 2025 (together with the ROD, the Registers);

(f)	a copy of the written resolutions of all the directors of the Company dated 19 February 2024 approving, among other things, the Company’s adoption of 2024 Equity Incentive Plan (the Board Resolutions);

(g)	a copy of the minutes of the extraordinary general meeting of the members of the Company held on 9 March 2024 approving, among other things, the Company’s adoption of the 2024 Equity Incentive Plan (the Shareholder Meeting Minutes);

(h)	a certificate from a director of the Company dated 31 March 2025 as to certain matters of fact (the Director’s Certificate);

(i)	the Form S-8; and

(j)	a copy of the 2024 Equity Incentive Plan as exhibited to the Form S-8.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Registers, the Director’s Certificate and the 2024 Equity Incentive Plan is accurate, complete and up-to-date (as the case may be) as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Form S-8 are true and correct copies and the Form S-8 conforms in every material respect to the latest drafts of the same produced to us and, where the Form S-8 has been provided to us in successive drafts marked to show changes from a previous draft, all such changes have been accurately marked;

(g)	the Board Resolutions have been duly passed in accordance with the Company’s articles of association then in effect and remains in full force and effect;

(h)	the meeting of the shareholders referred to in the Shareholder Meeting Minutes was properly convened and held in accordance with the then effective Company’s articles of association, a quorum was present throughout such meeting and the Shareholder Meeting Minutes provide a complete and accurate record of the proceedings described therein, and that the resolutions passed at the general meeting of the Company referred to in the Shareholder Meeting are in full force and effect, have not been amended, revoked or rescinded in any way and are the only resolutions passed by the shareholders of the Company relating to the matters referred to therein;

(i)	each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the 2024 Equity Incentive Plan and no director has a financial interest in or other relationship to a party of the transactions contemplated by the 2024 Equity Incentive Plan which has not been properly disclosed in the Board Resolutions;

(j)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver or restructuring officer has been appointed over any of the Company’s property or assets;

(k)	the maximum number of shares which the Company is required to issue under the 2024 Equity Incentive Plan to fulfil its obligation (the ESOP Shares) will not (i) exceed the Company’s authorised share capital then in place or (ii) exceed 20% of the total of (a) the issued and outstanding shares of the Company and (b) all shares issuable upon conversion or exercise of any outstanding securities of the Company which are convertible or exercisable into shares under the terms thereof;

(l)	the consideration payable for each ESOP Share shall be no less than the par value of the ESOP Shares; and

(m)	there is nothing under any law (other than the laws of the Cayman Islands), that would or might affect the opinions herein.

3	Opinions

On the basis of the examination of the Documents and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Authorised Shares

(a)	Based solely on the Memorandum, the authorised share capital of the Company is USD300,000 divided into (a) 270,000,000 class A ordinary shares of a par value of USD0.001 each and (b) 30,000,000 class B ordinary shares of a par value of USD0.001 each.

Valid Issuance of ESOP Shares

(b)	The ESOP Shares to be issued under the 2024 Equity Incentive Plan have been duly authorised by all necessary corporate actions of the Company under the Memorandum and Articles and, upon the issuance and delivery of the ESOP Shares in accordance with the Memorandum and Articles, the Board Resolutions and the terms of the 2024 Equity Incentive Plan and once consideration of not less than the par value is fully paid per ESOP Share in accordance with the 2024 Equity Incentive Plan to the Company, the ESOP Shares will be validly issued, fully paid and non-assessable. Once the register of members of the Company has been updated to reflect the issuance of the ESOP Shares, the shareholders recorded in the register of members of the Company will be deemed to have legal title to the shares of the Company set out against their respective name.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the 2024 Equity Incentive Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the 2024 Equity Incentive Plan is effective.

Yours faithfully

Ogier